Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-122917) on Form N-1/A of our report dated June 29, 2020, related to our audit of the financial statements and financial highlights, which appear in the April 30, 2020 Annual Report to Shareholders of Eagle MLP Strategy Fund, a series of Northern Lights Fund Trust, of our report dated June 29, 2020, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 25, 2020